EXHIBIT 99.1

 Frozen Food Express Industries, Inc. Announces First Quarter 2013 Financial Results
DALLAS, April 29, 2013 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the quarter ended March 31, 2013.  Highlights from first quarter 2013 financial results include:
•	1Q13 total operating revenue was $97.8 million, an 11.3% increase versus 1Q12
•	1Q13 revenue per truck per week increased 2.0% to $3,339, compared to $3,275 during 1Q12
•	1Q13 operating ratio improved to 104.1%, compared to 105.9% during 1Q12
•	1Q13 net loss improved to $3.3 million, compared to a $5.6 million loss during 1Q12
•	1Q13 net loss per share of diluted common stock was ($0.18), compared to ($0.32) during 1Q12
Revenue (in $ millions) from:	1Q13	1Q12	% Change
Total Truckload ("TL")	37.9	34.8	9.0%
Less-than-truckload ("LTL")	33.4	28.3	17.8%
Brokerage, Logistics and Equipment Rental	6.7	7.0	(4.2%)
Operating Revenue (Excluding Fuel Surcharges)	78.0	70.1	11.2%
Fuel Surcharges	19.8	17.8	11.3%
Total Operating Revenue	97.8	87.9	11.3%
"The execution of our strategic plan continues to deliver solid growth in revenue and improvement in operating profitability.  During the first quarter, TL and LTL revenue grew 9.0% and 17.8% respectively, keeping pace with a 12.0% growth in the number of trucks in service.  Volumes and pricing trends were favorable and were only slightly offset by an increase in the empty mile ratio," said Russell Stubbs, the Company's President and Chief Executive Officer.   "Brokerage, logistics and equipment rental revenue was relatively unchanged from the prior year at approximately $7 million, as the effect of exiting an unprofitable dedicated service relationship last year was offset by a $0.6 increase in equipment rental revenue and slight growth in water transport services."
During the first quarter of 2013, total operating expenses increased $8.7 million, or 9.4%, to $101.9 million compared to $93.1 million during the first quarter of 2012.  The primary factor related to the year-over-year increase in operating expenses was the increase in TL linehaul miles of 12.0% and LTL tonnage of 9.9% versus the first quarter of 2012.  To handle this volume, the Company increased the number of weekly average trucks in service to 1,660, versus 1,482 during the same period last year.  A significant part of this increase in trucks came from independent owner operators as the Company focused on growing its fleet by utilizing this resource.   During the same time period, salaries, wages and related expenses, which includes both drivers and non-driver compensation, decreased $218,000, or 0.7%.  The Company experienced excellent claims and insurance results in the first quarter of 2012, thus the Company expected the increase in claims and insurance expense in 2013 of $1.5 million, which actually was below budget for the quarter.  Operating expense also compared negatively in the first quarter of 2013 versus the first quarter of 2012 due to a $1.5 million decline in gain on equipment sales, year over year.
During the first quarter, the operating ratio improved to 104.1% compared to 105.9% last year, as the pace of revenue growth outpaced growth in expenses.  The operating ratio improvement was primarily related to strategic decisions implemented over the past 18 months to exit less profitable businesses, refresh the average age of the fleet and increase efficiencies.
The Company expects 2013 capital expenditures will not exceed $3 million, net of proceeds from dispositions.
"During the first quarter, we achieved cost savings from our younger and more fuel efficient fleet. We improved yields and grew volumes in our temperature control services.  While we still have progress to make, we have successfully repositioned our Company, and I am confident that we have the right plan in place to restore the Company to profitability during 2013 and restore more meaningful profitability in the years to come," Mr. Stubbs concluded.

About FFEX
Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload on a non-dedicated fleet basis. We also provide bulk tank water transportation, brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com. To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. The Company's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.
Forward-Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the Company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the continued growth of hydraulic fracturing techniques for oil and gas drilling in West Texas, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the Company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)
Assets	March 31, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$1,006	$2,907
Accounts receivable, net of allowance for doubtful accounts of
$1,171 and $1,565, respectively	40,876	40,069
Tires on equipment in use, net	8,674	8,176
Equipment held for sale	-	832
Other current assets	6,441	7,840
Total current assets	56,997	59,824

Property and equipment, net	52,589	54,680
Deferred income taxes	3,039	3,039
Other assets	4,241	6,096
Total assets	$116,866	$123,639

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$24,778	$26,178
Insurance and claims accruals	8,397	10,033
Accrued payroll and deferred compensation	4,214	3,951
Accrued liabilities	1,263	1,429
Current maturities of notes payable and capital lease obligations	3,102	3,040
Deferred income taxes	2,727	2,727
Total current liabilities	44,481	47,358

Borrowings under credit facility	25,839	26,215
Long-term notes payable and capital lease obligations	16,095	16,891
Insurance and claims accruals	5,275	4,904
Total liabilities	91,690	95,368

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	863	1,165
Accumulated other comprehensive loss	(77)	(79)
Retained earnings	3,261	6,516
Total common shareholders' equity	31,905	35,460
Treasury stock (962 and 1,026 shares), at cost	(6,729)	(7,189)
Total shareholders' equity	25,176	28,271
Total liabilities and shareholders' equity	$116,866	$123,639

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
 (Unaudited and in thousands, except per-share amounts)

	Three Months Ended March 31,
	2013	2012
Total operating revenue	$97,831	$87,935
Operating expenses
Salaries, wages and related expenses	29,007	29,225
Purchased transportation	19,646	15,833
Fuel	18,949	19,017
Supplies and maintenance	12,953	12,404
Revenue equipment rent	12,200	10,212
Depreciation	2,882	3,059
Communications and utilities	1,007	933
Claims and insurance	3,412	1,905
Operating taxes and licenses	960	1,087
Gain on sale of property and equipment	(266)	(1,760)
Miscellaneous	1,111	1,233
Total operating expenses	101,861	93,148
Loss from operations	(4,030)	(5,213)

Interest and other (income) expense
Interest expense	626	371
Equity in loss (earnings) of limited partnership	10	(235)
Gain on sale of investment in limited partnership	(1,649)	-
Other	186	242
Total interest and other (income) expense	(827)	378
Loss before income taxes	(3,203)	(5,591)
Income tax expense	52	58
Net loss	$(3,255)	$(5,649)

Net loss per share of common stock
Basic	$(0.18)	$(0.32)
Diluted	$(0.18)	$(0.32)
Weighted average shares outstanding
Basic	17,924	17,727
Diluted	17,924	17,727

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three-month periods ended March 31:

Revenue from: (a)	2013	2012
Temperature-controlled services	$28,136	$24,502
Dry-freight services	6,168	5,445
Total truckload linehaul services	34,304	29,947
Dedicated services	3,605	4,836
Total truckload	37,909	34,783
Less-than-truckload linehaul services	33,358	28,306
Fuel surcharges	19,811	17,794
Brokerage and logistics services	5,224	6,116
Equipment rental	1,529	936
Total operating revenue	97,831	87,935

Operating expenses	101,861	93,148
Loss from operations	$(4,030)	$(5,213)
Operating ratio (b)	104.1%	105.9%

Total truckload revenue	$37,909	$34,783
Less-than-truckload linehaul revenue	33,358	28,306
Total linehaul and dedicated services revenue	$71,267	$63,089

Weekly average trucks in service	1,660	1,482
Revenue per truck per week (c)	$3,339	$3,275

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total revenue.
(c)	Average daily revenue times seven divided by weekly average trucks in service.

The following table summarizes and compares selected statistical data relating to our freight operations for each of the three-month periods ended March 31:

Truckload	2013	2012
Total linehaul miles (a)	23,009	20,550
Loaded miles (a)	20,142	18,156
Empty mile ratio (b)	12.5%	11.6%
Linehaul revenue per total mile (c)	$1.49	$1.46
Linehaul revenue per loaded mile (d)	$1.70	$1.65
Linehaul shipments (a)	22.0	19.6
Loaded miles per shipment (e)	917	929
Less-than-truckload
Hundredweight (a)	2,201	2,004
Shipments (a)	75.9	67.1
Linehaul revenue per hundredweight (f)	$15.16	$14.13
Linehaul revenue per shipment (g)	$440	$422
Average weight per shipment (h)	2,901	2,986

Computational notes:
(a)	In thousands.
(b)	Total truckload linehaul miles less truckload loaded miles divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by truckload total linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of LTL shipments.

The following table summarizes and compares the makeup of our fleet between company-provided tractors and tractors provided by owner-operators as of March 31:

	2013	2012
Total company tractors available for freight operations	1,342	1,312
Total owner-operator tractors available for freight operations	384	250
Total tractors available for freight operations	1,726	1,562
Total trailers available for freight operations	3,237	3,118

CONTACT: Frozen Food Express Industries, Inc.

         Russell Stubbs, President and CEO
         John Hickerson, EVP and COO
         John McManama, SVP and CFO
         (214) 630-8090
         Dave Mossberg, Investor Relations
         Three Part Advisors, LLC
         817 310-0051